Exhibit 5


                                                                   June 26, 1997

Valley Resources, Inc.
1595 Mendon Road
Cumberland, RI 02864

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the filing by Valley Resources, Inc. (the "Corporation") of a Registration Statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission (the
"Commission") relating to the issuance by the Corporation of up to 713,000 shares of the Corporation's Common Stock, $1.00 par value (the "Shares"), and $7,000,000 aggregate principal amount of __% Debentures due 2027 (the "Debentures").

     In connection with this opinion, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or appropriate in order to express the opinions contained herein.

     Based upon such examination, it is our opinion that:

     1. The Shares, when issued and delivered in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement (the "Prospectus"), will be legally issued, fully paid and non-assessable.

     2. The Debentures, when issued and delivered in the manner and for the consideration stated in the Prospectus, will be legally issued and binding obligations of the Corporation.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement and Prospectus.




                                          Very truly yours,




                                          EDWARDS & ANGELL



                                          By:/s/ Christine M. Marx
                                             ---------------------
                                                 Partner